Exhibit 99.01
Diamond Foods raises guidance after strong third quarter
▪	Net sales increased 61%, non-GAAP earnings grew 91%;

▪	Snack sales up 72%, reflecting double-digit organic snack sales growth and the addition of Kettle;

▪	Raising full-year fiscal 2011 non-GAAP EPS guidance.
SAN FRANCISCO, CA, June 2, 2011 — Diamond Foods, Inc. (NASDAQ: DMND) today reported strong financial results for its third quarter of fiscal 2011 and raised guidance for fiscal year 2011.
For the three months ended April 30, 2011 non-GAAP diluted earnings per share (EPS) was $0.52 and non-GAAP net income was $11.8 million, 91 percent above the prior year’s comparable net income. On a GAAP basis, EPS was $0.34 compared to $(0.22) for the prior year’s comparable period. This year’s GAAP EPS included costs associated with the announced merger with Pringles and integration costs associated with the Kettle acquisition, while last year’s GAAP EPS included costs associated with the Kettle acquisition.
“Our business performed well during the quarter, including double digit organic growth in our snack portfolio,” said Michael J. Mendes, Chairman, President and CEO. “Based on our strong overall performance and effective integration of Kettle, we have increased our financial guidance for the year. We’re off to a strong start in planning for the integration of Pringles, and are encouraged by the prospects for the new combined entity.”
Corporate Highlights
▪	In U.S. measured channels, Emerald snack nuts grew 7 percent outpacing the category by a factor of three times. Total Emerald retail sales grew 21 percent when including the successful extension into the Convenient Breakfast category. Pop Secret grew 7 percent and outpaced the microwave popcorn category growth rate by 870 basis points.[1] Kettle grew at twice the rate of the category and was up 5 percent.[2]

▪	In the U.K., Kettle outpaced category growth in the most recent twelve week period growing 11 percent versus category growth of 7 percent.[3]

▪	Emerald’s new Breakfast on the go! continued to gain distribution in the period. The brand scanned in 69 percent of the ACV in U.S. grocery and sales velocity has increased in successive four week periods.[4]

▪	On April 5, 2011, Diamond announced the merger of P&G’s Pringles business into Diamond in a Reverse Morris Trust transaction with an expected close by the end this calendar year.

▪	Adjusted EBITDA grew 139 percent to $32.4 million.

▪	A quarterly dividend of $0.045 per share was paid on May 3, 2011 to shareholders of record as of April 22, 2011.
Sources: 1Nielsen U.S. FDMx twelve weeks ended May 14, 2011; 2Nielsen U.S. Grocery, 52 weeks ended May 14, 2011 (note: 52 week data used due to numerous package format changes in the category in the previous 12-16 weeks); 3Nielsen EPOS Total Market; 4Nielsen U.S. Grocery four weeks ended May 14, 2011.
Financial Results
Net sales during the quarter grew 61 percent to $223 million, driven by significant growth in snack revenue and international non-retail sales. Snack revenue growth of 72 percent is attributed to two additional months of Kettle in the results this year and double digit organic growth across the snack portfolio. Non-retail sales for the quarter grew as a result of increased supply that was primarily shipped to international markets. Fiscal year-to-date net sales grew 46 percent to $733.1 million.
For the quarter, gross profit as a percentage of net sales was 26.7 percent compared to the prior year quarter’s 22.4 percent, primarily as a result of sales mix and productivity improvements. For the first nine months of the fiscal year, gross profit as a percentage of net sales was 26.5 percent, 320 basis points above the prior year comparable period’s 23.3 percent. The beneficial effect of higher margin sales mix, greater scale in snacks and manufacturing efficiency initiatives outweighed the impact from the increase in non-retail sales, some commodity price pressure and increased slotting and promotion for Breakfast on the go!

Selling, general and administrative expense (SG&A) was $24.2 million during the quarter, and SG&A as a percentage of net sales was 10.8 percent. Fiscal year-to-date SG&A was $71.3 million, or 9.7 percent of net sales.
Advertising expense was $11.9 million during the quarter, up 57% over the prior year comparable period, driven by multi-media support for the successful Breakfast on the go! launch in grocery retailers. Advertising expense for fiscal year-to-date was $34.4 million, 32 percent above the prior year’s level of $26 million.
Adjusted EBITDA grew 94 percent to $115.8 million year to date.
As of April 30, 2011, net debt outstanding was $549.4 million and net leverage ratio was 3.9.
Financial Outlook
For the fourth quarter of fiscal 2011, we expect non-GAAP EPS of between $0.40 to $0.44 and net sales of between $210 million to $220 million.
This fourth quarter guidance implies that for the full fiscal year, we now expect net sales of between $943 million to $953 million compared to $925 million to $950 million previously and non-GAAP EPS of $2.48 to $2.52 compared to $2.45 to $2.51 previously. This increased EPS guidance represents growth in net income of 52 percent to 55 percent over full fiscal 2010 results. This full year guidance reflects:
•	Snack sales of $545 million to $560 million;

•	Gross margin growth of 200 to 300 basis points over 2010;

•	Advertising investment of $43 million to $44 million;

•	Operating income as a percent of net sales of 11 percent to 12 percent, excluding acquisition and integration costs;

•	Adjusted EBITDA of $142 million to $145 million;

•	An effective tax rate of 33 percent.
For fiscal 2012, guidance is unchanged since it was first provided on April 5, 2011. For Diamond on a standalone basis, we anticipate non-GAAP EPS of $2.85 to $2.98, an increase of 14 percent to 19 percent over the midpoint of the updated guidance range for 2011. Combined EPS results for Diamond plus

Pringles, assuming the transaction closes by the end of this calendar year, are expected to be $3.00 to $3.10 per share, excluding costs associated with the transaction and integration.
Conference Call
Diamond will host an investor conference call and web cast today, June 2, 2011, at 4:30 p.m. Eastern Time to discuss these results. To participate in the call via telephone dial (800) 776-0853 from the U.S./Canada or (913) 312-0943 elsewhere and enter the participant pass code of 517-8086. To listen to the call over the internet, visit the company’s website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on the company’s website and via telephone. The latter will begin approximately two hours after the call’s conclusion and remain available through 4:30 p.m. Pacific Time June 9, 2011. It can be accessed by dialing (888) 203-1112 from the U.S./Canada or (719) 457-0820 elsewhere. Both phone numbers require the participant pass code listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

Financial Summary
Net Sales by Product Line:

	Three months ended			Nine months ended
	April 30,			April 30,
			%			%
			Prior			Prior
(in thousands)	2011	2010	Year	2011	2010	Year

Snack	$134,797	$78,593	72%	$407,445	$196,306	108%
Culinary/Domestic in-shell	46,910	47,493	-1%	217,655	206,184	6%

Total retail	181,707	126,086	44%	625,100	402,490	55%

International	31,368	6,287	399%	89,176	65,445	36%

Ingredient/Food Service/Other	9,916	6,361	56%	18,873	35,609	-47%

Total non-retail	41,284	12,648	226%	108,049	101,054	7%

Total	$222,991	$138,734	61%	$733,149	$503,544	46%

Summarized Statement of Operations:

	Three months ended		Nine months ended
(in thousands, except per share	April 30,		April 30,
amounts)	2011	2010	2011	2010

Net sales	$222,991	$138,734	$733,149	$503,544
Cost of sales	163,403	107,641	539,109	386,382

Gross profit	59,588	31,093	194,040	117,162
Operating expenses:
Selling, general and administrative	24,178	15,186	71,292	44,021
Advertising	11,925	7,582	34,362	26,024
Acquisition and integration related expenses	5,932	10,223	7,368	10,223

Total operating expenses	42,035	32,991	113,022	80,268

Income (loss) from operations	17,553	(1,898)	81,018	36,894
Interest expense, net	5,941	1,908	18,050	4,072
Other expense, net	—	1,849	—	1,849

Income (loss) before income taxes	11,612	(5,655)	62,968	30,973
Income taxes (benefit)	3,879	(1,382)	21,301	11,502

Net income (loss)	$7,733	$(4,273)	$41,667	$19,471

Earnings (loss) per share:
Basic	$0.35	$(0.22)	$1.90	$1.11
Diluted	$0.34	$(0.22)	$1.85	$1.07
Shares used to compute earnings per share:
Basic	21,604	19,313	21,563	17,272
Diluted	22,341	19,313	22,128	17,793

Summarized Balance Sheet Data:

	April 30,
(in thousands)	2011	2010

Cash & equivalents	$1,541	$5,416
Trade receivables, net	105,266	71,983
Inventories	189,532	157,498
Current assets	318,080	260,071
PP&E, net	120,510	117,030
Other intangible assets, net	455,119	476,068
Goodwill	410,034	382,420
Current liabilities, excluding debt	152,968	154,791
Total debt	572,369	558,500
Shareholders’ equity	450,430	372,824
Non-GAAP Financial Information
We have provided the following non-GAAP financial information for the three and nine months ended April 30, 2011 and 2010.
Reconciliation of income (loss) before income taxes to non-GAAP EPS:

	Three months ended		Nine months ended
(in thousands, except per share	April 30,		April 30,
amounts)	2011	2010	2011	2010

GAAP income (loss) before income taxes	$11,612	$(5,655)	$62,968	$30,973
Adjustments to remove loss on extinguishment of debt and fees for tax projects	—	1,849	—	2,324
Adjustments to remove costs associated with Kettle Foods and Pringles acquisitions	5,932	10,535	7,368	10,535

Non-GAAP income before income taxes	17,544	6,729	70,336	43,832

GAAP income taxes (benefit)	3,879	(1,382)	21,301	11,502
Adjustment for tax effect of Non-GAAP adjustments	1,910	1,958	1,910	3,089

Non-GAAP income taxes	5,789	576	23,211	14,591
Non-GAAP net income	$11,755	$6,153	$47,125	$29,241

Non-GAAP EPS-diluted	$0.52	$0.30	$2.09	$1.61
Shares used in computing Non-GAAP EPS-diluted *	22,734	20,308	22,522	18,130

*	Includes shares associated with participating securities

Reconciliation of net income to Adjusted EBITDA:

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands)	2011	2010	2011	2010

Net income (loss)	$7,733	$(4,273)	$41,667	$19,471
Income taxes (benefit)	3,879	(1,382)	21,301	11,502

Income (loss) before income taxes	11,612	(5,655)	62,968	30,973
Other expense, net	—	1,849	—	1,849
Interest expense, net	5,941	1,908	18,050	4,072

Income (loss) from operations	17,553	(1,898)	81,018	36,894
Acquisition and integration related expenses included in operating expenses and cost of goods sold	5,932	10,535	7,368	10,535
Stock-based compensation expense	1,581	734	5,097	2,135
Selling, general and administrative	—	—	—	475
Depreciation and amortization	7,321	4,153	22,299	9,585

Adjusted EBITDA	$32,387	$13,524	$115,782	$59,624

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
▪	In the third quarter of fiscal 2011, $5.9 million in costs were incurred as a result of the integration of Kettle Foods and the proposed acquisition of Pringles.

▪	In the second quarter of fiscal 2011, $0.9 million in costs were incurred as a result of the integration of Kettle Foods.

▪	In the first quarter of fiscal 2011, $0.5 million in fees were incurred as a result of the integration of Kettle Foods

▪	In the third quarter of fiscal 2010, $12.4 million in costs were incurred as a result of the acquisition of Kettle Foods. Other expense included $1.85 million in early extinguishment charges from our prior credit facility, and $10.2 million in costs linked to the transaction execution, such as legal and accounting fees, bridge financing costs and advisory fees. Additionally, Cost of Goods Sold included $0.3 million in inventory step-up charges.

▪	In the second quarter of fiscal 2010, $0.5 million in fees were incurred primarily to achieve $1 million in various prior period R&D and other tax credits, including costs to file amended tax returns.

▪	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned acquisition and integration costs. We believe that adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s and the combined company’s results and the expected benefits of the transaction. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include the timing of closing the Pringles transaction and the possibility that the transaction is not consummated, risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, impact of additional indebtedness, loss of key suppliers, customers or employees, and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission (“SEC”). They are available publicly and on request from Diamond’s Investor Relations department.

Additional Information
In connection with the proposed transaction between Diamond and P&G, Diamond will file a registration statement on Form S-4 with the SEC. This registration statement will include a proxy statement of Diamond that also constitutes a prospectus of Diamond, and will be sent to the shareholders of Diamond. Shareholders are urged to read the proxy statement/prospectus and any other relevant documents when they become available, because they will contain important information about Diamond, Pringles and the proposed transaction. The proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents (when they are available) can also be obtained free of charge from Diamond upon written request to Diamond Foods, Inc., Investor Relations, 600 Montgomery Street, San Francisco, California 94111 or by calling (415) 445-7425, or from P&G upon written request to The Procter & Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572 or by calling (800) 742-6253.
This communication is not a solicitation of a proxy from any security holder of Diamond. However, P&G, Diamond and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Diamond Foods, Inc. may be found in its 2010 Annual Report on Form 10-K filed with the SEC on October 5, 2010, and its definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on November 26, 2010. Information about the directors and executive officers of The Procter & Gamble Company may be found in its 2010 Annual Report on Form 10-K filed with the SEC on August 13, 2010, and its definitive proxy statement relating to its 2010 Annual Meeting of Shareholders filed with the SEC on August 27, 2010.
About Diamond
Diamond Foods is an innovative packaged food company focused on building, acquiring and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® culinary and snack nuts. The Company’s products are distributed in a wide range of stores where snacks and culinary nuts are sold.
Corporate Web Site: www.diamondfoods.com
Contacts:

Investor Contact	Media Contact
Linda Segre	Stephen Sibert
SVP, Corporate Strategy	VP, Corporate Affairs
Diamond Foods	Diamond Foods
415 -445 -7444	415 -445 -7444
lsegre@diamondfoods.com	ssibert@diamondfoods.com